Exhibit 8.1

Milbank, Tweed, Hadley & McCloy LLP

1 Chase Manhattan Plaza

New York, New York 10005-1413

October 7, 2009

Alestra, S. de R.L. de C.V.

Avenida Lázaro Cárdenas, No. 2324, Piso 9

Col. Residencial San Agustín

San Pedro Garza García, N.L. 66260, México

Re: Offer to Exchange up to US$200,000,000 Aggregate Principal Amount of 11.750% Senior Notes due 2014

Ladies and Gentlemen:

We have acted as special United States counsel to Alestra, S. de R.L. de C.V., a limited liability variable capital company (sociedad de responsabilidad limitada de capital variable) organized under the laws of Mexico (the “Company”), in connection with the filing with the Securities and Exchange Commission of a registration statement on Form F-4 (the “Registration Statement”), relating to the registration under the Securities Act of 1933, as amended (the “Act”), of the offer by the Company of up to US$200,000,000 aggregate principal amount of the Company’s 11.750% Senior Notes due 2014 in exchange for an equal aggregate principal amount of the Company’s outstanding 11.750% Senior Notes due 2014.

Subject to the limitations and qualifications stated therein, the statements set forth in the Registration Statement under the caption “Taxation,” in each case to the extent that they purport to summarize the U.S. federal income tax laws referred to therein, fairly summarize in all material respects such U.S. federal income tax laws.

We express no opinion as to any laws other than the federal income tax laws of the United States of America.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to us under the heading “Legal Matters” in the Prospectus contained in such Registration Statement. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Act.

This letter is furnished to you in connection with the filing of the Registration Statement, and may not be used, quoted, relied upon or otherwise referred to by any other person or for any other purpose without our express written consent in each instance. We disclaim any obligation to update anything herein for events occurring after the date hereof.

Very truly yours,

/S/ MILBANK, TWEED, HADLEY & McCLOY LLP

AW/MAM